EXHIBIT 99.2

On March 2, 2016, inTEST Corporation held its quarterly conference call. The following represents a textual representation of the content of the conference call and while efforts are made to provide an accurate transcription, there may be errors, omissions or inaccuracies in this transcript. A recording of the conference call is available for one year on our website at www.intest.com.

Operator:

Ladies and gentlemen, thank you for standing by and welcome to inTEST Corporation's 2015 fourth quarter and full year financial results conference call. At this time, all participants are in listen-only mode. Later, we will conduct a question-and-answer session. As a reminder, this conference is being recorded today. A replay will be accessible at www.intest.com.

I would now like to turn the call over to Laura Guerrant, inTEST's Investor Relations Consultant.

Laura Guerrant:

Thank you Paula, and thank you for joining us for inTEST's 2015 fourth quarter financial results conference call. With us today are Robert Matthiessen, President and CEO; Hugh Regan, Treasurer and Chief Financial Officer; and Jim Pelrin, Executive Vice President.

Mr. Matthiessen will briefly review highlights from the fourth quarter as well as current business trends. Mr. Regan will then review inTEST's detailed financial results and discuss guidance for the first quarter of 2016. We'll then have time for any questions. If you've not yet received a copy of today's release, a copy may be obtained on inTEST's website, www.inTEST.com.

Before we begin the formal remarks, the company's attorneys advise that this conference call may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements do not convey historical information, but relate to predicted or potential future events that are based upon management's current expectations. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Such risks and uncertainties include, but are not limited to, our ability to implement and execute the 2015 repurchase plan, changes in business conditions in the economy, changes in the demand for semiconductors, changes in the rates of and timing of capital expenditures by semiconductor manufacturers, the success of our strategy to diversify our business by entering markets outside the semiconductor or ATE markets, progress of product development programs, increases in raw material and fabrication costs associated with our products and other risk factors set forth from time-to-time in the company's SEC filings, including, but not limited to inTEST's periodic reports on Form 10-K and Form 10-Q. The company undertakes no obligation to update the information on today's conference call to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.

And with that, let me now turn the call over to Bob Matthiessen. Please go ahead, Bob.

Robert Matthiessen:

Thanks Laura. I'd like to welcome everyone to our 2015 fourth-quarter & year-end conference call. Hugh will review the financial results in detail, while I'll review some of the highlights and will then discuss our markets and what we are seeing in our customer base.

2015 financial results marked our sixth consecutive year of profitability. The fourth quarter reflected the seasonal decline that we typically experience in the latter half of the year, but was softer than anticipated. One of our primary areas of focus has been the continual optimization of operations to control costs and enhance margins -- and the recent reorganization of our Mechanical and Electrical Product segments into the new EMS Products segment, undertaken in January, has successfully moved us toward those goals. Specifically, the sales channel and operations were reorganized to increase efficiencies, and in doing so we were able to reduce annual costs by approximately $700,000.

For the purposes of the Q4 conference call, we're going to do things a bit differently. I'll give Q4 bookings and revenue for all three segments - Thermal, Mechanical and Electrical. But, for the business highlights I'll break them down by Thermal and EMS. Going forward, for Q1 2016 and thereafter, we will report results for Thermal and EMS.

Now for a more detailed look at the segments, starting with bookings and revenue by segment.

Thermal segment bookings for the fourth quarter were $5.2 million, compared with third quarter bookings of $5.6 million. Fourth quarter thermal segment revenues were $5.4 million, compared with $6.3 million reported in the third quarter.

Mechanical Products segment bookings were $1.3 million, consistent with that reported for Q3. Mechanical sales were $1.3 million and were also flat sequentially.

Q4 Electrical Segment bookings were $838,000, compared with third quarter bookings of $1.4 million. Electrical revenues were $1.1 million, compared with third quarter electrical revenues of $1.7 million.

Now let's turn to some of the highlights for the Thermal and EMS segments.

The Thermal Products segment is our largest, most profitable and diversified division, providing inTEST with future growth opportunities. We have strategically diversified this segment, resulting in new opportunities in industrial testing, and broadening our end market penetration to electronics test applications in various growth markets including automotive, consumer electronics, defense/aerospace, energy, industrial and telecommunications.

While overall telecommunications bookings were down due in part to a slower pace in adopting new optical transceiver technology, we did receive significant orders from two Optical Transceiver companies for ThermoStreams, and three Mil/Aero communications companies for Thermal Platforms. Increased bookings in North America where new test regimens are often developed indicate signs for an upturn in investments. And separately, industry bookings in this market were bolstered by an increase in demand for microwave and RF device testing.

Industrial bookings tracked the downward trend of curtailed investments in oil and gas. Conversely, the industry is shifting investments to pipelines, where sensor testing is also required, to bring needed energy to underserved markets.

In the semiconductor industry we were able to maintain our bookings despite the slowdown in demand for smartphones, where the number of sensors per phone has been on the rise and in need of testing. We received orders from companies that covered the semi spectrum from Intel to Broadcom to Apple. We are also beginning to see OEM business, in addition to our traditional end user customers.

Automotive bookings are poised for increased growth from diversified applications with OEMs in MEMs and module testing.

And in the defense/aerospace market we continue to receive recognition as a thermal problem solver with business being awarded for new development projects, culminating in product demand for years in the future.

Turning to the EMS Product segment, a new customer in CA was acquired with the installation of our Intellidock docking system, which has been very well received. The evaluation is expected to continue into Q1 of 2016 with a PO expected by the end of the quarter.

And we booked new North America business interfacing a tester with a handler for automotive radar application taking advantage of this growing segment of the market.

In our tester interface products, we believe the Q4 slowdown was larger than expected due to the unexpected volume purchase orders received earlier in the year. As we've noted before, the sales cycle of tester interface products is a lengthy one - upwards to a year-and a half - and we are seeing the benefit of the considerable effort and infrastructure we put in place a few years ago. We would expect to see continued improvements in the tester interface products upon the industry's return to a more favorable environment.

Lastly, we received the first purchase order from a domestic customer for a tester interface that will be used to test Automotive Radar parts in the final package format. This product will be used to interface the Advantest 93K tester with the millimeter wave UDI option to the Delta Castle final test handler.

Before I turn the call over to Hugh, let me wrap up. I saw earlier today that SEMI's theme for Semicon West 2016 is "Not Business as Usual." They went on to say that everything has changed, resulting in a reimaged industry with a new interconnected supply chain. There isn't a person in this industry that would argue any part of that sentiment. Technological change is pervasive ... and the industry we serve enables change. At inTEST, our success is driven by change in the industry. Any change related to package types, wafer sizes, pin counts etc. results in a need for new advanced inTEST products. Key drivers as we enter 2016 are the embryonic growth of the "Internet of Things", the surging use of sophisticated electronics in automobiles, continued growth of telecommunications and internet backbone, and the drive for improved semi device packaging. By continually responding to the changes in our industry, we are optimally positioned to meet the needs of our customers as their technological roadmaps evolve.

We continue to benefit from the ongoing diversification strategy of our Thermal Products segment into non-semiconductor growth markets and remain committed to our goal of diversified growth through acquisition. Our long-term objective is to grow and transform inTEST into a broad-based thermal test solutions company while continuing to supply our valued customers in the semiconductor test arena. As we continue to execute on our differentiated product strategy, we believe the conditions for our long-term success remain firmly in place.

And with that I'd like to turn the call over to Hugh.

Hugh Regan:

Thank you, Bob. Fourth quarter 2015 end user net revenues were $7.7 million, or 97% of net revenues, compared to $8.6 million or 93% of net revenues in the third quarter. OEM net revenues were $219,000 or 3% of net revenues, down from $637,000 or 7% for the third quarter of 2015. Net revenues from markets outside of semiconductor test were $2.7 million, or 34% of net revenues, compared with $3.1 million, or 34% of net revenues in the third quarter.

The Company's fourth quarter gross margin was $3.6 million, or 46%, as compared with $4.3 million, or 47%, in the third quarter. The reduction in the gross margin was the result of less favorable absorption of our fixed manufacturing costs, which were relatively unchanged at $1.4 million, but as a percentage of revenues, increased from 16% in Q3 to 17% in Q4. Partially offsetting this increase was a slight reduction in our consolidated component material costs, which declined from 33.2% in the third quarter to 32.8% in the fourth quarter.

While our consolidated component material costs remained stable sequentially, we saw both increases and decreases in our product segments. Our Thermal Products segment followed the consolidated trend and saw a sequential decrease in its component material costs, declining from 31.1% in Q3 to 30.0% in Q4, while our Mechanical and Electrical Product segments both saw increases (with our Mechanical Products segment increasing from 40.3% to 41.0% sequentially and our Electrical Products segment increasing from 35.6% in Q3 to 36.2% in Q4. The changes in component material costs were driven by changes in both product and customer mix.

Selling expense was $1.3 million for the fourth quarter, compared to $1.4 million for the third quarter, a decrease of $22,000 or 2% sequentially. There was reduced spending on travel and advertising, which was partially offset by increased costs for salaries and benefits.

Engineering and product development expense was $905,000 for the fourth quarter compared to $1.0 million for the third quarter, a decrease of $136,000 or 13% sequentially. The reduction is primarily related to reduced spending on product development, and to a lesser extent, there were also reductions in patent legal expenses and third party product development costs.

General and administrative expense was unchanged at $1.5 million for both Q4 and Q3 and reflected a reduction in officer bonus accruals which was fully offset by increases in professional fees and travel expense.

Other income was $5,000 for Q4 compared to $6,000 for the third quarter.

We accrued an income tax benefit of $187,000 in the fourth quarter compared to $97,000 in income tax expense booked in the third quarter. Our effective tax rate was to 24% in the third quarter compared to (121%) in the fourth quarter. The tax benefit booked in Q4 was driven by the operating losses as well as accruing the full year impact of the R&D tax credit that was permanently enacted during the fourth quarter. At December 31, 2015, our deferred tax assets were $1.2 million and our remaining net loss carryforward was $1.5 million for domestic state (primarily California) and $190,000 for foreign related to our German operation.

Fourth quarter net income was $33,000 or $0.00 per diluted share, compared with third quarter net income of $310,000 or $0.03 per diluted share. Average shares outstanding were 10,498,000 at December 31. We initiated our stock buyback on December 1 and through December 31, 2015 we had repurchased 41,332 shares at a net cost of $155,000 or $3.74 per share. As of February 29, 2016 we had repurchased a cumulative total of 130,847 shares or just under 1% of our outstanding common stock at a net cost of $530,000 or $4.05 per share.

Amortization and depreciation expense was $178,000 for the fourth quarter and EBITDA was $15,000 for the fourth quarter, down from $580,000 in EBITDA for the third quarter.

Consolidated headcount at the end of December (which includes temporary staff) was 126, up one from the level we had at September 30. As Bob noted earlier in this call, we reduced the annual operating expenses of our new EMS segment through headcount reduction of 8 staff in early January 2016, reducing total headcount to 118. We incurred approximately $100,000 in severance costs associated with this headcount reduction, which was in addition to the headcount reduction of 5 staff in our Mechanical Products segment completed in July 2015.

I will now turn to our balance sheet.

Cash and cash equivalents at the end of the fourth quarter were $25.7 million, up $327,000 from September 30. We currently expect cash and cash equivalents to increase beginning in the second quarter through the end of 2016, excluding the impact of the 2015 Repurchase Plan and any potential major acquisition.

Accounts receivable decreased $1.1 million to $4.4 million at December 31, driven by the reduced level of shipments during the fourth quarter.

Inventory decreased slightly by $282,000 to $3.5 million at December 31.

Capital expenditures during the fourth quarter were $54,000, down from $160,000 in the third quarter, and represented additions to leased systems in our Thermal Products segment as well as new computer hardware.

Bob provided consolidated and segment revenue and booking data earlier in the call. The backlog at the end of December was $2.4 million, down from $3.0 million at the end of September.

In terms of our financial outlook, as noted in our earnings release, based upon the normal seasonality we see each year in our business, we expect that net revenue for the quarter ended March 31, 2016 will be in the range of $7.5 million to $8.5 million and that the net earnings will range from breakeven to a loss of $0.05 per diluted share. We currently expect that our Q1 2016 product mix will be less favorable than Q4 2015and that the first quarter gross margin will range from 42% to 45%.

Operator, that concludes our formal remarks. We can now take questions.

Operator:

Your first question comes from Theodore O'Neill of Ascendiant Capital Markets.

Theodore O'Neill:

Hi, guys, I was wondering if the application you've got for testing products for radar for cars is that destined for a single car manufacturer or is that from a broad-line producer that sells to a lot of different car companies?

Robert Matthiessen:

Hi, Theo, this is Bob. I'll let Jim Pelrin answer that.

Jim Pelrin:

Yes, that's actually, many of our customers are targeting the automotive market and they're testing devices for that market. So, this is a significant win for us to get this first one in. But we anticipate a lot more because that's where our customers see the growth.

Theodore O'Neill:

OK. And since, so I'd like to talk -- you gave guidance for Q1 but in terms of Q2 which is typically your strongest quarter, are you seeing anything different in terms of in the market that might lead you to believe that this Q2 coming up might be better or similar or worse than the last year's Q2?

Robert Matthiessen:

I think we see - we see some bright spots in front-end which means it will perk down to us a few months later. So we do see some brightening out there. And I would expect that Q2 would be better -- I don't know yet, we haven't done a forecast for it -- but it's not looking nearly as glum as it looked going into Q1.

Theodore O'Neill:

OK, thanks very much.

Robert Matthiessen:

Yes.

Jim Pelrin:

Thank you, Theo.

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[Non-material closing remarks omitted]